News Release

Array BioPharma Reports Financial Results for the First Quarter of Fiscal 2019

– Strong launch quarter for BRAFTOVI® (encorafenib) + MEKTOVI® (binimetinib) in U.S. with $14 million in net sales –
– European Commission approves BRAFTOVI + MEKTOVI for advanced BRAF-mutant melanoma –
– COLUMBUS Phase 3 Trial Overall Survival Results Published in the Lancet Oncology –
– Cash, Cash Equivalents and Marketable Securities as of September 30, 2018 were
$415 million –

Boulder, Colo., (October 30, 2018) – Array BioPharma Inc. (Nasdaq: ARRY) today reported results for its first quarter of fiscal 2019 and provided an update on the progress of its key commercial products and clinical development programs.

“We have received positive feedback from the melanoma community and our team continues to execute a robust U.S. launch of BRAFTOVI + MEKTOVI for patients with BRAF-mutant melanoma. We were also delighted BRAFTOVI + MEKTOVI received European Commission approval in September,” said Ron Squarer, Chief Executive Officer. “Our BEACON CRC Phase 3 trial continues to advance and is supported by Breakthrough Therapy Designation. We look forward to the interim analysis of the BEACON CRC trial in the first half of 2019.”

MELANOMA
COMMERCIAL
BRAFTOVI + MEKTOVI U.S. Approval and Launch
BRAFTOVI + MEKTOVI were available for sale beginning on July 2, 2018, and patients began receiving the combination therapy that same week.

Net product sales for the first quarter was $14 million. Array has seen strong demand for BRAFTOVI + MEKTOVI and continues to receive positive feedback from healthcare providers, payers and the melanoma community regarding the combination.

BRAFTOVI + MEKTOVI European Approval
On September 20, 2018, the European Commission approved BRAFTOVI in combination with MEKTOVI for the treatment of adult patients with unresectable or metastatic melanoma with a BRAFV600 mutation, as detected by a validated test. This approval is applicable to all 28 European Union member states, as well as Liechtenstein, Iceland and Norway.

COLUMBUS PHASE 3 TRIAL OVERALL SURVIVAL (OS) RESULTS PUBLISHED IN THE LANCET ONCOLOGY
Detailed OS results of the pivotal COLUMBUS trial were published online on September 12, 2018 by The Lancet Oncology.

•
The median OS was 33.6 months for patients treated with BRAFTOVI + MEKTOVI, compared to 16.9 months for patients treated with vemurafenib as a monotherapy. The combination reduced the risk of death compared to treatment with vemurafenib [hazard ratio (HR) of 0.61, (95% CI 0.47-0.79, p <0.0001)] in the planned analysis of OS.

•
Observed grade 3 or 4 adverse events seen in more than 5% of patients with BRAFTOVI + MEKTOVI were increased gamma-glutamyltransferase (9%), increased blood creatine phosphokinase (7%) and hypertension (6%). Additional safety information can be found in the manuscript and in the Important Safety Information and the full Prescribing Information for BRAFTOVI and MEKTOVI below.

COLORECTAL CANCER (CRC)
BEACON CRC PHASE 3 TRIAL
Breakthrough Therapy Designation
On August 7, 2018, Array announced that the FDA granted Breakthrough Therapy Designation to BRAFTOVI, in combination with MEKTOVI and cetuximab for the treatment of patients with BRAFV600E-mutant metastatic colorectal cancer (mCRC) as detected by an FDA-approved test, after failure of one to two prior lines of therapy for metastatic disease. BRAFV600E-mutant mCRC patients have a mortality risk more than double that of mCRC patients without the mutation, and currently there are no therapies specifically approved for this high unmet need population. [1-6]

Regulatory Update
Following consultation with the FDA and European Medicines Agency, Array has initiated an amendment to the BEACON CRC protocol to allow for an interim analysis of trial endpoints. Should a planned analysis based primarily on confirmed overall response rate (ORR) and durability of response be supportive, the Company plans to use it to seek accelerated approval in the U.S. The interim analysis may also support regulatory submissions in other regions. The Company anticipates topline results from this analysis in the first half of 2019. This timing allows for the subset of patients required for the interim analysis of ORR to achieve a response and for the durability of responses to be appropriately evaluated.

The BEACON CRC trial continues to enroll well and Array expects to complete enrollment of the trial around the end of 2018.

ANCHOR CRC TRIAL
In October 2018, ANCHOR CRC, an international trial designed to assess the efficacy and safety of the combination of encorafenib, binimetinib and cetuximab in patients with BRAFV600E-mutant mCRC in the first-line setting, was posted to clinicaltrials.gov. This trial was designed in partnership with top global key opinion leaders and Array is excited by the potential of this combination therapy to benefit patients in the first-line setting. The ANCHOR CRC trial is being conducted in collaboration with Pierre Fabre and Ono Pharmaceutical Co.,Ltd., and with support from Merck KGaA, Darmstadt, Germany.

IMMUNO-ONCOLOGY COLLABORATIONS
TRIALS ADVANCING WITH BRISTOL-MYERS SQUIBB, MERCK AND PFIZER
Array is developing binimetinib in combination with PD-1/PD-L1 checkpoint inhibitors and previously announced separate, strategic collaborations with Bristol-Myers Squibb, Merck and Pfizer. Each collaboration is pursuing a different rationally designed clinical approach in several solid tumor populations including metastatic colorectal cancer patients with microsatellite stable tumors (BMS and Merck), and patients with non-small cell lung and pancreatic cancer (Pfizer). These approaches are characterized by their focus on earlier lines of therapy and the addition of a third regimen.

FINANCIAL HIGHLIGHTS

First Quarter of Fiscal 2019 Compared to First Quarter of Fiscal 2018
•     Net Product Sales for BRAFTOVI + MEKTOVI for the first quarter of fiscal 2019 was $14.0 million. The Company has seen strong demand for BRAFTOVI + MEKTOVI during the quarter and continues to receive positive feedback from the melanoma community.
•     Total Revenue for the first quarter of fiscal 2019 increased by $27.2 million compared to the same quarter of fiscal 2018. The increase was primarily due to new product sales and increased milestone revenue from Pierre Fabre and Loxo Oncology, which was partially offset by reduced reimbursement revenue from Novartis as those underlying trials continue to decrease and certain reimbursement limits are met.
•     Cost of Goods Sold related to our product revenues was $0.2 million which represents 1.4% of net sales. The Company expects the percentage of net sales in subsequent quarters to increase as the initial launch inventory was mostly expensed prior to approval.
•     Research and development expense for proprietary programs increased by $2.3 million, compared to the first quarter of fiscal 2018. The increase was primarily driven by activities related to the BEACON CRC trial, which was partially offset by lower activity on the Novartis transitioned studies.

•	Selling, General and Administrative increased by $12.8 million compared to first quarter of fiscal 2018, primarily driven by commercialization activities for the BRAFTOVI and MEKTOVI launch.

•
Net loss for the first quarter of fiscal 2019 was $24.8 million, or ($0.12) per share, compared to $38.0 million, or ($0.22) per share, for the same quarter in fiscal 2018. The decrease in net loss was primarily due to new product sales and increased milestone revenue from Pierre Fabre and Loxo Oncology, which was partially offset by reduced reimbursement revenue from Novartis.

•	Cash, cash equivalents and marketable securities as of September 30, 2018 were $415 million.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, October 30, 2018, at 9:00 a.m. Eastern Time to discuss these results and provide an update on the progress of its key commercial products and clinical development programs. Ron Squarer, Chief Executive Officer, will lead the call.

Date:        Tuesday, October 30, 2018
Time:        9:00 a.m. Eastern Time
Toll-Free:    (844) 464-3927
Toll:        (765) 507-2598
Pass Code:    5559328

Webcast, including Replay and Conference Call Slides:
https://edge.media-server.com/m6/p/kdv5h8qp

About BRAF-mutant Metastatic Melanoma
Melanoma develops when unrepaired DNA damage to skin cells triggers mutations that may lead them to multiply and form malignant tumors. Metastatic melanoma is the most serious and life-threatening type of skin cancer and is associated with low survival rates. [7,8] There are a variety of gene mutations that can lead to metastatic melanoma. The most common genetic mutation in metastatic melanoma is BRAF. There are about 200,000 new cases of melanoma diagnosed worldwide each year, approximately half of which have BRAF mutations, a key target in the treatment of metastatic melanoma. [7,9-11]

About BRAFTOVI + MEKTOVI
BRAFTOVI is an oral small molecule BRAF kinase inhibitor and MEKTOVI is an oral small molecule MEK inhibitor which target key enzymes in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Inappropriate activation of proteins in this pathway has been shown to occur in many cancers including melanoma, colorectal cancer, non-small cell lung cancer and others. In the U.S., BRAFTOVI + MEKTOVI are approved for the treatment of unresectable or metastatic melanoma with a BRAFV600E or BRAFV600K mutation, as detected by an FDA-approved test. BRAFTOVI is not indicated for treatment of patients with wild-type BRAF melanoma. In Europe, the combination is approved for adult patients with unresectable or metastatic melanoma with a BRAFV600 mutation, as detected by a validated test.

The Swiss Medicines Agency (Swissmedic) and the Australian Therapeutic Goods Administration (TGA) are currently reviewing the Marketing Authorization Applications for BRAFTOVI and MEKTOVI submitted by Pierre Fabre, and Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) is currently reviewing the Manufacturing and Marketing Approval applications submitted by Ono Pharmaceutical Co, Ltd.

Indications and Usage
BRAFTOVI® (encorafenib) and MEKTOVI® (binimetinib) are kinase inhibitors indicated for use in combination for the treatment of patients with unresectable or metastatic melanoma with a BRAFV600E or BRAFV600K mutation, as detected by an FDA-approved test.

Limitations of Use: BRAFTOVI is not indicated for the treatment of patients with wild-type BRAF melanoma.

BRAFTOVI + MEKTOVI Important Safety Information
The information below applies to the safety of the combination of BRAFTOVI and MEKTOVI unless otherwise noted.

Warnings and Precautions New Primary Malignancies: New primary malignancies, cutaneous and non-cutaneous malignancies can occur. In the COLUMBUS trial, cutaneous squamous cell carcinoma, including keratoacanthoma, occurred in 2.6% and basal cell carcinoma occurred in 1.6% of patients. Perform dermatologic evaluations prior to initiating treatment, every 2 months during treatment, and for up to 6 months following discontinuation of treatment. Discontinue BRAFTOVI for RAS mutation-positive non-cutaneous malignancies.
Tumor Promotion in BRAF Wild-Type Tumors: Confirm evidence of BRAFV600E or BRAFV600Kmutation prior to initiating BRAFTOVI.
Cardiomyopathy: In the COLUMBUS trial, cardiomyopathy occurred in 7% and Grade 3 left ventricular dysfunction occurred in 1.6% of patients. Cardiomyopathy resolved in 87% of patients. Assess left ventricular ejection fraction by echocardiogram or MUGA scan prior to initiating treatment, 1 month after initiating treatment, and then every 2 to 3 months during treatment. The safety has not been established in patients with a baseline ejection fraction that is either below 50% or below the institutional lower limit of normal.
Venous Thromboembolism (VTE): In the COLUMBUS trial, VTE occurred in 6% of patients, including 3.1% of patients who developed pulmonary embolism.
Hemorrhage: In the COLUMBUS trial, hemorrhage occurred in 19% of patients and ≥Grade 3 hemorrhage occurred in 3.2% of patients. Fatal intracranial hemorrhage in the setting of new or progressive brain metastases occurred in 1.6% of patients.
Ocular Toxicities: In the COLUMBUS trial, serous retinopathy occurred in 20% of patients; 8% were retinal detachment and 6% were macular edema. Symptomatic serous retinopathy occurred in 8% of patients with no cases of blindness. In patients with BRAF mutation-positive melanoma across multiple clinical trials, 0.1% of patients experienced retinal vein occlusion (RVO). Permanently discontinue MEKTOVI in patients with documented RVO. In COLUMBUS, uveitis, including iritis and iridocyclitis, was reported in 4% of patients. Assess for visual symptoms at each visit. Perform ophthalmic evaluation at regular intervals and for any visual disturbances.
Interstitial Lung Disease (ILD): ILD, including pneumonitis, occurred in 0.3% of patients with BRAFmutation-positive melanoma across multiple clinical trials. Assess new or progressive unexplained pulmonary symptoms or findings for possible ILD.
Hepatotoxicity: In the COLUMBUS trial, the incidence of Grade 3 or 4 increases in liver function laboratory tests was 6% for alanine aminotransferase (ALT) and 2.6% for aspartate aminotransferase (AST). Monitor liver laboratory tests before and during treatment and as clinically indicated.
Rhabdomyolysis: In the COLUMBUS trial, elevation of laboratory values of serum creatine phosphokinase (CPK) occurred in 58% of patients. Rhabdomyolysis was reported in 0.1% of patients with BRAF mutation-positive melanoma across multiple clinical trials. Monitor CPK periodically and as clinically indicated.
QTc Prolongation: In the COLUMBUS trial, an increase in QTcF to >500 ms was measured in 0.5% (1/192) of patients. Monitor patients who already have or who are at significant risk of developing QTc prolongation. Correct hypokalemia and hypomagnesemia prior to and during BRAFTOVI administration. Withhold, reduce dose, or permanently discontinue for QTc >500 ms.
Embryo-Fetal Toxicity: BRAFTOVI or MEKTOVI can cause fetal harm when administered to pregnant women. Nonhormonal contraceptives should be used during treatment and for at least 30 days after the final dose for patients taking BRAFTOVI + MEKTOVI.
Adverse Reactions
The most common adverse reactions (≥20%, all Grades, in the COLUMBUS trial) were: fatigue, nausea, diarrhea, vomiting, abdominal pain, arthralgia, myopathy, hyperkeratosis, rash, headache, constipation, visual impairment, serous retinopathy.
In the COLUMBUS trial, the most common laboratory abnormalities (≥20%, all Grades) included: increased creatinine, increased CPK, increased gamma glutamyl transferase, anemia, increased ALT, hyperglycemia, increased AST, and increased alkaline phosphatase.
Drug interactions
Avoid concomitant use of strong or moderate CYP3A4 inhibitors or inducers and sensitive CYP3A4 substrates with BRAFTOVI.  Modify BRAFTOVI dose if concomitant use of strong or moderate CYP3A4 inhibitors cannot be avoided.
Please see full Prescribing Information for BRAFTOVI and full Prescribing Information for MEKTOVI for additional information [12,13]. You may report side effects to the FDA at (800) FDA-1088 or www.fda.gov/medwatch. You may also report side effects to Array at 1-844-Rx-Array (1-844-792-7729).

About COLUMBUS
The COLUMBUS trial (NCT01909453) is a two-part, international, randomized, open label Phase 3 trial evaluating the efficacy and safety of BRAFTOVI (encorafenib) in combination with MEKTOVI (binimetinib) compared to vemurafenib and encorafenib monotherapy in 921 patients with locally advanced, unresectable or metastatic melanoma with BRAFV600 mutation. The primary endpoint of the trial was PFS; all secondary efficacy analyses, including the prospectively planned analysis of OS, are descriptive in nature. Over 200 sites across North America, Europe, South America, Africa, Asia and Australia participated in the trial.

About Colorectal Cancer
Worldwide, colorectal cancer is the third most common type of cancer in men and the second most common in women, with approximately 1.4 million new diagnoses in 2012. Globally in 2012, approximately 694,000 deaths were attributed to colorectal cancer. [14] In the U.S. alone, an estimated 140,250 patients will be diagnosed with cancer of the colon or rectum in 2018, and approximately 50,000 are estimated to die of their disease. [15] In the U.S., BRAF mutations are estimated to occur in 10% to 15% of patients with colorectal cancer and represent a poor prognosis for these patients. [5,6,16,17] The risk of mortality in CRC patients with the BRAFV600E mutation is more than two times higher than for those with wild-type BRAF. [18] Several irinotecan and cetuximab-containing regimens, similar to the BEACON CRC control arm, have established clinical activity benchmarks in BRAFV600E-mutant mCRC patients, whose disease has progressed after one or two prior lines of therapy. These benchmarks include ORR of 4% to 8% ,mPFS of 1.8 to 2.5 months and median OS of 4 to 6 months. [1-6,19]

About BEACON CRC
BEACON CRC is a randomized, open-label, global trial evaluating the efficacy and safety of BRAFTOVI, MEKTOVI and cetuximab in patients with BRAFV600E-mutant mCRC whose disease has progressed after one or two prior regimens. BEACON CRC is the first and only Phase 3 trial designed to test a BRAF/MEK combo targeted therapy in BRAFV600E-mutant mCRC. Thirty patients were treated in the safety lead-in and received the triplet combination (BRAFTOVI 300 mg daily, MEKTOVI 45 mg twice daily and cetuximab per label). Of the 30 patients, 29 had a BRAFV600E mutation. MSI-H, resulting from defective DNA mismatch repair, was detected in only 1 patient. As previously announced, the triplet combination demonstrated good tolerability, supporting initiation of the randomized portion of the trial.

The randomized portion of the BEACON CRC trial is designed to assess the efficacy of BRAFTOVI in combination with cetuximab with or without MEKTOVI compared to cetuximab and irinotecan-based therapy. Approximately 615 patients are expected to be randomized 1:1:1 to receive triplet combination, doublet combination (BRAFTOVI and cetuximab) or the control arm (irinotecan-based therapy and cetuximab). The study has been amended to include an interim analysis of endpoints including ORR. The primary overall survival endpoint is a comparison of the triplet combination to the control arm. Secondary endpoints address efficacy of the doublet combination compared to the control arm, and the triplet combination compared to the doublet therapy. Other secondary endpoints include PFS, duration of response, safety and tolerability. Health related quality of life data will also be assessed. The trial is being conducted at over 200 investigational sites in North America, South America, Europe and the Asia Pacific region. The BEACON CRC trial is being conducted with support from Ono Pharmaceutical Co., Pierre Fabre and Merck KGaA, Darmstadt, Germany (support is for sites outside of North America).

About Array BioPharma
Array BioPharma Inc. is a fully-integrated, biopharmaceutical company focused on the discovery, development and commercialization of transformative and well-tolerated targeted small molecule drugs to treat patients afflicted with cancer and other high-burden diseases. Array markets in the United States BRAFTOVI® (encorafenib) capsules in combination with MEKTOVI® (binimetinib) tablets for the treatment of patients with unresectable or metastatic melanoma with a BRAFV600E or BRAFV600K mutation. Array’s lead clinical programs, encorafenib and binimetinib, are being investigated in over 30 clinical trials across a number of solid tumor indications, including a Phase 3 trial in BRAF-mutant colorectal cancer. Array’s pipeline includes several additional programs being advanced by Array or current license-holders, including the following programs currently in registration trials: selumetinib (partnered with AstraZeneca), larotrectinib and LOXO-292 (partnered with Loxo Oncology), ipatasertib (partnered with Genentech), tucatinib (partnered with Seattle Genetics) and ARRY-797. Ganovo® (danoprevir, partnered with Roche) was recently approved in China for the treatment of viral hepatitis C. For more information on Array, please visit www.arraybiopharma.com or follow @arraybiopharma on Twitter and LinkedIn.

References
[1] Kopetz et al., ASCO 2017.

[2] De Roock et al., Lancet Oncol. 2010.
[3] Ulivi et al., J Transl Med. 2012.
[4] Peeters et al., ASCO 2014.
[5] Saridaki et al., PLoS One. 2013.
[6] Loupakis et al., Br J Cancer. 2009.
[7] Melanoma Skin Cancer. American Cancer Society. Available at: https://www.cancer.org/cancer/melanoma-skin-cancer.html. Accessed January 2018.
[8] A Snapshot of Melanoma. National Cancer Institute. Available at: https://seer.cancer.gov/statfacts/html/melan.html. Accessed January 2018.
[9] Globocan 2012:  Estimated Cancer Incidence, Mortality and Prevalence Worldwide in 2012. http://globocan.iarc.fr/Pages/fact_sheets_population.aspx. Accessed January 2018.
[10] Klein O, et al. Eur J Cancer, 2013.
[11] American Cancer Society. What Causes Melanoma Skin Cancer? 2016. https://www.cancer.org/cancer/melanoma-skin-cancer/causes-risks-prevention/what-causes.html. Accessed April 11, 2018.
[12] BRAFTOVI® (encorafenib) Prescribing Information. Array BioPharma Inc., June 2018

[13] MEKTOVI® (binimetinib) Prescribing Information. Array BioPharma Inc., June 2018
[14] Global Cancer Facts & Figures 3rd Edition. American Cancer Society. Available at: https://www.cancer.org/content/dam/cancer-org/research/cancer-facts-and-statistics/global-cancer-facts-and-figures/global-cancer-facts-and-figures-3rd-edition.pdf. Accessed January 2018.
[15] Cancer Facts & Figures 2018. American Cancer Society. Available at: https://www.cancer.org/content/dam/cancer-org/research/cancer-facts-and-statistics/annual-cancer-facts-and-figures/2018/cancer-facts-and-figures-2018.pdf. Accessed January 2018.
[16] Sorbye, et al. PLoS One. 2015.
[17] Vecchione, et al. Cell. 2016.
[18] Safaee, et al. PLoS One. 2012.

[19] Seymour et al., Lancet Oncol. 2013 (supplementary appendix).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements about the future development plans of encorafenib and binimetinib; expectations that events will occur that will create greater value for Array; and the potential for the results of current and future clinical trials to support regulatory approval or the marketing success of encorafenib and binimetinib. Because these statements reflect our current expectations concerning future events and involve significant risks and uncertainties, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the potential that the FDA, EMA or other regulatory agencies determine results from clinical trials are not sufficient to support registration or marketing approval of encorafenib and binimetinib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials and to manufacture drug substance and product within and outside the U.S.; our ability to grow and successfully develop commercialization capabilities; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. Additional information concerning these and other risk factors can be found in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. We are providing this information as of October 30, 2018. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

BRAFTOVI® and MEKTOVI® are registered trademarks of Array BioPharma Inc. in the United States and various other countries.

Array BioPharma Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2018	2017
Revenue
Product sales, net	$13,993	$ -
Collaboration and license revenue	31,028	11,554
Reimbursement revenue	11,889	18,192
Total revenue	56,910	29,746

Operating expenses
Cost of goods sold	195	-
Research and development	55,550	53,204
Selling, general and administrative	24,890	12,048
Total operating expenses	80,635	65,252

Loss from operations	(23,725)	(35,506)

Other income (expense)
Interest income	1,524	525
Interest expense	(2,580)	(3,213)
Other	(30)	200
Total other income (expense), net	(1,086)	(2,488)

Net loss	$(24,811)	$(37,994)
Net loss per share - basic and diluted	$(0.120)	$(0.220)
Weighted average shares outstanding - basic and diluted	212,193	174,772

Summary Consolidated Balance Sheet Data
(Unaudited)
(in thousands)
	September 30, 2018	June 30, 2018
Cash, cash equivalents and marketable securities	$415,391	$413,406
Working capital	$391,444	$355,612
Total assets	$484,219	$460,364
Long-term debt, net and notes payable at fair value	$131,093	$111,775
Total stockholders' equity	$219,068	$219,743

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CONTACT:
Array BioPharma
Andrea N. Flynn, Ph.D.
Senior Director, Investor Relations & Corporate Communications
(303) 381-6600
ir@arraybiopharma.com